PRICING SUPPLEMENT                                          File No. 333-97937
-------------------                                             Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated September 25, 2002)
Pricing Supplement Number: 2298


                           Merrill Lynch & Co., Inc.

                          Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue


                               Fixed Rate Notes

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Principal Amount:          $265,000,000

Issue Price:               100.00%

CUSIP Number:              59018YQN4

Interest Rate:             2.47% per annum

Original Issue Date:       March 12, 2003

Stated Maturity Date:      March 10, 2006

Interest Payment Dates:    Each March 10th and September 10th, commencing on September 10th, 2003 subject to following Business Day convention.

Repayment at the Option
of the Holder:             The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the Option
of the Company:            The Notes cannot be redeemed prior to the Stated Maturity Date.


Form:                      The Notes are being issued in fully registered book-entry form.


Trustee:                   JPMorgan Chase Bank

Underwriters:              Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Morgan
                           Keegan & Company, Inc. and Credit Lyonnais Securities (USA) Inc.
                           (the "Underwriters"), are acting as principals in this transaction.
                           MLPF&S is acting as the Lead Underwriter.

                           Pursuant to an agreement, dated March 7, 2003 (the "Agreement"), between
                           Merrill Lynch & Co., Inc. (the "Company") and the Underwriters, the
                           Company has agreed to sell to each of the Underwriters and each of the
                           Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                           Underwriters                                   Principal Amount of the Notes
                           ------------                                   ------------------------------

                           Merrill Lynch, Pierce, Fenner & Smith                  $259,700,000
                                       Incorporated
                           Morgan Keegan & Company, Inc.                            $2,650,000
                           Credit Lyonnais Securities (USA) Inc.                    $2,650,000
                                                                                  ------------
                                                      Total                       $265,000,000

                           Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                           The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                           The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                     March 7, 2003
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